Exhibit 99.2

FOR IMMEDIATE RELEASE

February 22, 2006

LIBERTY APPLIES TO FEDERAL TRADE COMMISSION FOR RIGHT TO CONVERT ITS TIME WARNER STAKE INTO VOTING SHARES

Englewood, CO - Liberty Media Corporation (NYSE:L; LMC.B) (“Liberty”) announced today that it has applied to the Federal Trade Commission for the right to convert its non-voting Time Warner equity position into voting shares on an accelerated basis.

Liberty CEO-Elect Greg Maffei said, “Liberty aims to convert its Time Warner stake to voting shares early to enable us to participate actively in key shareholder votes and actions.  We are pleased with the steps Time Warner has recently taken to enhance shareholder value, including the acceleration of its share repurchase program, and look forward to additional actions.”

Liberty is currently subject to an FTC order prohibiting it from converting its Time Warner stake to voting shares until February, 2007.  Liberty’s request is based largely on the fact that it owns no interest in any U.S. cable system, which is a significant change in circumstances from those that existed in 1997 when the FTC order was entered.  Liberty was then a subsidiary of Tele-Communications, Inc., the largest U.S. cable company.

About Liberty Media Corporation

Liberty owns a broad range of electronic retailing, media, communications and entertainment businesses and investments. Its businesses include some of the world’s most recognized and respected brands and companies, including QVC, Encore, Starz, IAC/InterActiveCorp, Expedia and News Corporation.

CONTACT:

John Orr
(720) 875-5622